Exhibit 99.1

CV SCIENCES, INC. ANNOUNCES PLANS TO FILE REQUEST FOR CONTINUED EXAMINATION OF ITS US PATENT APPLICATION

SAN DIEGO, September 19, 2019 (GLOBE NEWSWIRE) -- CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent supplier and manufacturer of hemp cannabidiol (CBD) products, today announced its intention to file for a Request of Continued Examination (“RCE”) of its patent application No. 15/426,617 with the US Patent Trademark Office (“USPTO”), titled Pharmaceutical Formulations Containing Cannabidiol and Nicotine For Treating Smokeless Tobacco Addiction. The intent to file an RCE follows USPTO notifying the Company that the Patent Trial and Appeal Board (“PTAB”) had rejected the Company’s appeal to overturn the examiner’s decision to deny certain claims made within the Company’s patent application.

“While the USPTO decision is disappointing, it’s important to recognize that this is not the end of the process and we plan to request continued examination,” said Joseph Dowling, Chief Executive Officer of CV Sciences. “We remain confident in protecting our intellectual property surrounding these formulations and our ability to commercialize this invention, which we believe can provide a solution to a lingering epidemic in smokeless tobacco use. We will continue to focus on developing products that improve the quality of life of our customers.”

About CV Sciences, Inc.
CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a consumer product division focused on manufacturing, marketing and selling plant-based CBD products to a range of market sectors; and a drug development division focused on developing and commercializing CBD-based novel therapeutics utilizing CBD. The Company’s PlusCBD™ Oil is the top-selling brand of hemp-derived CBD on the market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry. CV Sciences’ state-of-the-art facility follows all guidelines for Good Manufacturing Practices (GMP) and the Company’s full spectrum hemp extracts are processed, produced, and tested throughout the manufacturing process to confirm the cannabinoid content meets strict company standards. With a commitment to science, PlusCBD™ Oil was the first hemp CBD supplement brand to invest in the scientific evidence necessary to receive self-affirmed Generally Recognized as Safe (GRAS) status.CV Sciences, Inc. has primary offices and facilities in San Diego, California.  Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.
FORWARD-LOOKING DISCLAIMER
This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.
CONTACT INFORMATION:
Investor Contact:
ICR
Scott Van Winkle
617-956-6736
scott.vanwinkle@icrinc.com

Media Contact:
ICR
Cory Ziskind
646-277-1232
cory.ziskind@icrinc.com